[GRAPHIC OMITTED]


                    SOUTHWEST BANCORP, INC. REPORTS EARNINGS

CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.

TELEPHONE:        (405) 372-2230

RELEASE DATE:     APRIL 20, 2004

         April 20, 2004, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company ("Stillwater National") and SNB Bank of Wichita ("SNB Wichita"), today reported net income for the first quarter of 2004 of $4.2 million, a 20% increase from the first quarter of 2003. Diluted earnings per share were $0.34 compared to $0.29 per share for the 2003 period, up 17%.

FIRST QUARTER 2004 RESULTS AND FOCUS

o Total assets of $1.7 billion; a 7% increase from year-end 2003.

o Portfolio loans of $1.1 billion; a 5% increase from year-end 2003.

o Book value per share of $9.55; a 4% increase from year-end 2003.

o Net Income:                     $4.2 million; a 20% increase from first
                                     quarter 2003.

o Diluted earnings per share:     $0.34; a 17% increase from first quarter 2003.

o Dividends per share:            $0.07; a 12% increase from first quarter 2003.

o Return on average equity:       14.99%

o GAAP-based efficiency ratio:    56.11%

STRATEGIC PERSPECTIVE

         "Southwest Bancorp, Inc. ("Southwest") maintains an intense focus on specific performance goals designed to increase shareholder value. These goals include annual growth in diluted earnings per share and assets of 10% or more and geographic market share growth and expansion," said Rick Green, President and Chief Executive Officer. "In the past two years, Southwest has expanded into Texas and Kansas. For 2003 and the first quarter of 2004, these operations contributed over 12% and 17% of consolidated net income, respectively. Southwest has received regulatory approval to expand further in Texas by opening a second branch office in the Dallas metropolitan area. The office will be located in Preston Center at 5950 Berkshire Lane, Dallas, Texas. Southwest's earnings growth during the first quarter of 2004 is primarily the result of significant loan growth and an increase in net interest income due to improved interest spread and margin. We are continuing to focus on increasing net interest income by prudent loan growth coupled with careful management of interest margins and funding.

         "At the end of the first quarter of 2004, Southwest had total assets of $1.7 billion, loans of $1.4 billion, and deposits of $1.3 billion. At that date, regulatory capital ratios for Southwest, Stillwater National, and SNB Wichita continued to exceed regulatory requirements for a well-capitalized institution."

ADDITIONAL FINANCIAL INFORMATION FOR THE FIRST QUARTER OF 2004

         Net income for 2004 was $4.2 million, up $689,000, or 20%, from 2003. Diluted earnings per share for 2004 were $0.34, up 17% from 2003.

         Net interest income increased 24% from 2003. Non-interest income for 2004 declined $364,000 from 2003 due primarily to a $421,000 reduction in gain on sales of mortgage loans which occurred due to the lower refinancing demand created by slightly higher mortgage interest rates in 2004.

         The provision for loan losses of $1.6 million declined $73,000, or 4%, from 2003. Noninterest expense of $10.5 million increased $1.6 million, or 18%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses. Southwest recorded a one-time charge relating to executive retirement in the first quarter of 2004 of approximately $294,000 after related tax benefits.

FINANCIAL CONDITION

         At March 31, 2004, total assets were $1.7 billion, a $113.7 million increase from the end of 2003. Total portfolio loans (loans other than those held for sale) at quarter-end 2004 were $1.1 billion, up $49.9 million, or 5%, from year-end 2003, primarily as a result of growth in commercial and commercial real estate lending.

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING LOANS

         Nonaccrual loans totaled $13.5 million at March 31, 2004, compared to $14.5 million at December 31, 2003. This $1.0 million reduction is primarily the result of write-downs on three problem credits classified as nonaccrual at December 31, 2003 and $448,000 in nonaccrual loans that were returned to accrual status. Total nonperforming loans of $15.8 million declined $133,000, or less than 1%, from year-end 2003, and represented 1.11% of total loans, compared to 1.22% of total loans at year-end 2003. At March 31, 2004, $1.1 million, or 7%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

         Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans."

         The allowance for loan losses of $16.2 million increased $380,000, or 2%, from year-end 2003, due primarily to the $110.4 million growth in loans that occurred during the quarter. At quarter-end 2004, the allowance for loan losses was 1.14% of total loans, compared to 1.21% of total loans at year-end 2003. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. That methodology is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans.

SECURITIES

         Southwest's common stock is traded on the Nasdaq National Market under the symbol OKSB. Trust preferred securities of Southwest's subsidiary, SBI Capital Trust, trade on the Nasdaq National market under the symbol OKSBO. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., Merrill Lynch, RBC Dain Rauscher, Inc., Schwab Capital Markets, Morgan Stanley & Company, Sandler O'Neill & Partners and FTN Financial Securities Corp.

SOUTHWEST BANCORP AND SUBSIDIARIES

         Southwest is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Southwest is an independent company, not controlled by other organizations or individuals. Southwest pursues an established strategy of independent operation for the benefit of all of its shareholders.

         A substantial portion of Southwest's current business and focus for the future are services for local businesses, their primary employees, and other managers and professionals. Southwest seeks to be the premier financial services company for its selected markets. Information regarding Southwest can be retrieved via the Internet, at www.oksb.com. Southwest, Stillwater National, and SNB Wichita offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, Wichita, Kansas and metropolitan Dallas, Texas; loan production offices on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; a marketing presence in the Student Union at Oklahoma State University-Stillwater; and on the Internet. Information regarding products and services of Stillwater National and SNB Wichita, including SNB DirectBanker(R), Southwest's online banking product, can be retrieved via the Internet, at www.oksb.com. The Stillwater National and SNB Wichita web sites and online banking technology are frequently updated in response to the changing needs of the large base of Internet banking customers.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

                                                                               MARCH 31,    DECEMBER 31,
                                                                                 2004          2003
                                                                              -----------   -----------
ASSETS:
Cash and cash equivalents .................................................   $    27,729    $    33,981
Investment securities:
     Held to maturity, fair value $12,867 (2004) and $16,144 (2003) .......        12,736         15,916
     Available for sale, amortized cost $185,633 (2004) and $176,470 (2003)       187,141        177,074
     Federal Reserve Bank and Federal Home Loan Bank Stock, at cost .......        11,360         11,276
Loans held for sale .......................................................       278,927        218,422
Loans receivable, net of allowance for loan losses
     of $16,228 (2004) and $15,848 (2003) .................................     1,124,127      1,074,566
Accrued interest receivable ...............................................        11,939         11,321
Premises and equipment, net ...............................................        19,454         19,818
Other assets ..............................................................        21,044         18,351
                                                                              -----------    -----------
            Total assets ..................................................   $ 1,694,457    $ 1,580,725
                                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
     Noninterest-bearing demand ...........................................   $   171,350    $   167,332
     Interest-bearing demand ..............................................        61,280         53,955
     Money market accounts ................................................       389,147        376,016
     Savings accounts .....................................................         7,418          6,903
     Time deposits of $100,000 or more ....................................       412,659        358,130
     Other time deposits ..................................................       249,772        241,789
                                                                              -----------    -----------
         Total deposits ...................................................     1,291,626      1,204,125
Accrued interest payable ..................................................         2,661          3,375
Income tax payable ........................................................         5,688          2,850
Other liabilities .........................................................         4,718          4,410
Other borrowings ..........................................................       202,678        183,850
Subordinated Debentures ...................................................        72,180         72,180
                                                                              -----------    -----------
            Total liabilities .............................................     1,579,551      1,470,790
Shareholders' equity:
     Common stock - $1 par value; 20,000,000 shares authorized;
         12,243,042 shares issued and outstanding .........................        12,243         12,243
     Capital surplus ......................................................         7,653          6,997
     Retained earnings ....................................................        96,017         92,657
     Accumulated other comprehensive income ...............................           896            360
     Treasury stock, at cost; 205,809 (2004) and 287,410 (2003) shares ....        (1,903)        (2,322)
                                                                              -----------    -----------
            Total shareholders' equity ....................................       114,906        109,935
                                                                              -----------    -----------
            Total liabilities & shareholders' equity ......................   $ 1,694,457    $ 1,580,725
                                                                              ===========    ===========

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

                                            For the three months
                                                ended March 31,
                                            --------------------
                                               2004      2003
                                              -------  --------
Interest income:
     Interest and fees on loans ...........    20,804   $17,722
     Investment securities ................     1,953     2,073
     Other interest-bearing assets ........         1         4
                                              -------   -------
         Total interest income ............    22,758    19,799
Interest expense:
     Interest-bearing deposits ............     4,837     5,327
     Other borrowings .....................     1,222     1,295
     Subordinated Debentures ..............     1,081       600
                                              -------   -------
         Total interest expense ...........     7,140     7,222
                                              -------   -------
Net interest income .......................    15,618    12,577
Provision for loan losses .................     1,649     1,722
Other income:
     Service charges and fees .............     2,267     2,251
     Gain on sales of loans receivable ....       606       937
     Gain on sales of investment securities         1         2
     Other noninterest income .............       244       292
                                              -------   -------
         Total other income ...............     3,118     3,482
Other expenses:
     Salaries and employee benefits .......     5,159     4,312
     Occupancy ............................     2,231     1,922
     FDIC and other insurance .............        95        78
     Other real estate ....................        17       161
     General and administrative ...........     3,010     2,421
                                              -------   -------
         Total other expenses .............    10,512     8,894
                                              -------   -------
Income before taxes .......................     6,575     5,443
     Taxes on income ......................     2,373     1,930
                                              -------   -------
Net income ................................   $ 4,202   $ 3,513
                                              =======   =======

SOUTHWEST BANCORP, INC.
AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                                  For the three months ended
                                                                         March 31, 2004
                                                             ---------------------------------
                                                                          Interest
                                                               Average     Income/   Average
                                                               Balance     Expense  Yield/Rate
                                                             ---------------------------------
ASSETS:
        Loans receivable                                      $1,379,726     $20,804     6.06%
        Investment securities                                    206,834       1,953     3.80
        Other interest-earning assets                                671           1     0.60
                                                             ------------    -------    -----
             Total interest-earning assets                     1,587,231      22,758     5.77
        Noninterest-earning assets                                62,751
                                                             -----------
           Total assets                                       $1,649,982
                                                             ===========
LIABILITIES AND SHAREHOLDERS' EQUITY:
        Interest-bearing demand                                 $ 59,614       $  86     0.58%
        Money market accounts                                    385,886       1,354     1.41
        Savings accounts                                           7,330           5     0.27
        Time deposits                                            631,719       3,392     2.16
                                                             -----------     -------    -----
           Total interest-bearing deposits                     1,084,549       4,837     1.79
        Other borrowings                                         212,318       1,222     2.31
        Subordinated Debentures                                   72,180       1,081     5.92
                                                             -----------     -------    -----
           Total interest-bearing liabilities                  1,369,047       7,140     2.10
                                                                             -------    -----
        Noninterest-bearing demand                              158,485
        Other noninterest-bearing liabilities                     9,736
        Shareholders' equity                                    112,714
                                                             ----------
           Total liabilities and shareholders' equity        $1,649,982
                                                             ==========
        Net interest income                                                  $15,618
                                                                             =======
        Interest rate spread                                                             3.67%
                                                                                        =====
        Net interest margin (1)                                                          3.96%
                                                                                        =====
        Ratio of average interest-earning assets
           to average interest-bearing liabilities                115.94%
                                                             ===========
        Net interest income and margin
           (tax-equivalent basis) (2)                                        $15,719     3.98%
                                                                             =======    =====

-------------------
(1) The net interest margin is equal to annualized net interest income divided by average interest-earning assets. In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those

(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

                                                                For the three months
                                                                   ended March 31,
                                                          --------------------------------
                                                              2004                 2003
------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
------------------------------------------------------------------------------------------
      Basic Earnings                                          $ 0.35               $ 0.30
      Diluted Earnings                                          0.34                 0.29
      Dividends declared                                        0.07                 0.06
      Book value (at period end)                                9.55                 8.51
------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
------------------------------------------------------------------------------------------
      Basic                                               11,995,400           11,654,998
      Diluted                                             12,496,253           12,124,972
------------------------------------------------------------------------------------------
 KEY RATIOS:
------------------------------------------------------------------------------------------
      Return on average assets                                  1.02%                1.00%
      Return on average total shareholders' equity             14.99%               14.59%
      Efficiency ratio                                         56.11%               55.38%
------------------------------------------------------------------------------------------
 CAPITAL RATIOS AS OF PERIOD END:
------------------------------------------------------------------------------------------
      Leverage ratio                                            9.21%                8.66%
      Tier I capital ratio                                     11.10%               10.07%
      Total capital ratio                                      14.63%               11.14%
      Tier I capital                                       $ 151,818            $ 123,176
      Total capital                                          200,068              136,328
      Total risk adjusted assets                           1,367,881            1,223,434
------------------------------------------------------------------------------------------
 LOAN COMPOSITION AS OF PERIOD END:
------------------------------------------------------------------------------------------
      Real estate mortgage:
          Commercial                                       $ 431,240            $ 381,887
          One-to-four family residential                      83,897               92,433
      Real estate construction                               225,727              183,855
      Commercial                                             384,680              397,026
      Installment and consumer:
          Government-guaranteed student loans                268,270              150,213
          Other                                               25,468               24,308
                                                          -----------    -----------------
           Total loans, including loans held for sale     $1,419,282           $1,229,722
      Less:  Allowance for loan losses                       (16,228)             (13,152)
                                                          -----------    -----------------
           Total loans, net                               $1,403,054           $1,216,570
                                                          ===========    =================

 SOUTHWEST BANCORP, INC.
 UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS (CONTINUED)
 (Dollars in thousands, except per share data)
                                                        For the three months
                                                            ended March 31,
                                                         2004         2003
                                                        ---------------------
 ASSET QUALITY AS OF PERIOD END:
      Nonaccrual loans (1) ..........................   $ 13,497    $ 11,990
      Restructured loans                                      --          --
      90 day past due and accruing (2) ..............      2,284       2,657
                                                        --------    --------
          Total nonperforming loans (3) .............   $ 15,781    $ 14,647
                                                        ========    ========
      Other real estate owned .......................   $  1,938    $    585
      Allowance for loan losses as a percentage of
         total loans ................................       1.14%       1.07%
      Allowance for loan losses as a percentage of
         nonperforming loans ........................     102.83%      89.79%
      Nonperforming loans as a percentage of
         total loans ................................       1.11%       1.19%
      Nonperforming assets as a percentage of total
         loans and other real estate ................       1.25%       1.24%
      Total charge-offs .............................   $  1,449    $    649
      Total recoveries ..............................        180         191
                                                        --------    --------
          Net charge-offs ...........................   $  1,269    $    458
                                                        ========    ========
      Net charge-offs as a percentage of average loans      0.37%       0.16%

 OTHER MISCELLANEOUS INFORMATION AS OF PERIOD END:
      Goodwill ......................................   $    194    $    194
      Mortgage Servicing Rights .....................      1,137         957
      Non-mortgage Servicing Rights .................         86         109
                                                        --------    --------
          Total Intangible Assets ...................   $  1,417    $  1,260
                                                        ========    ========
      1-4 family mortgage loans serviced for others .   $122,751    $112,328
      Intangible amortization expense ...............         79          67

      FTE employees (at period end) .................        346         323
      Number of ATMs ................................        288         328
      Number of branches ............................          9           8

-----------------
 (1) The government-guaranteed portion of loans included in these totals were $968,000 (2004) and $1.4 million (2003).
 (2) The government-guaranteed portion of loans included in these totals were $96,000 (2004) and $96,000 (2003).
 (3) The government-guaranteed portion of loans included in these totals were $1.1 million (2004) and $1.5 million (2003).